Exhibit 1(a)

PRICING AGREEMENT

September 21, 2005

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Dear Sirs:

WAL-MART STORES, INC., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated August 8, 2005 (the “Underwriting Agreement”), between the Company, on the one hand, and you, as a party which is deemed to be a signatory to the Underwriting Agreement with respect to the issuance and sale of the Designated Securities contemplated hereby, on the other hand, to issue and sell to the Underwriter named in Schedule I hereto (the “Underwriter”) the Securities specified in Schedule II hereto (the “Designated Securities”).

Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty that refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined) and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities that are the subject of this Pricing Agreement. Each reference to the Representatives in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

A supplement to the Prospectus, relating to the Designated Securities, in all material respects in the form heretofore delivered to you, is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to the Underwriter, and the Underwriter agrees to purchase from the Company, at the time and place and at the purchase price to the Underwriter set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

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If the foregoing is in accordance with your understanding, please sign and return to us four counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between the Underwriter and the Company.

Very truly yours,

WAL-MART STORES, INC.

By:	/s/ Steven R. Zielske
Name:	Steven R. Zielske
Title:	Vice President of Finance and Assistant Treasurer

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Accepted as of the date hereof:

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Frank Ahimaz
Name:	Frank Ahimaz
Title:	Vice President

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SCHEDULE I

Underwriter	Principal Amount of Notes to be Purchased
Citigroup Global Markets Inc.	$1,500,000,000

TOTAL	$1,500,000,000

SCHEDULE II

TITLE OF DESIGNATED SECURITIES:

Floating Rate Notes due 2007 (the “Notes”).

AGGREGATE PRINCIPAL AMOUNT:

$1,500,000,000.

PRICE TO PUBLIC:

The Underwriter shall offer the Notes to the public from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale.

PURCHASE PRICE TO UNDERWRITER:

The purchase price to the Underwriter shall be 100% of the principal amount of the Notes, plus accrued interest, if any, from September 28, 2005.

INDENTURE:

Indenture, dated as of July 19, 2005, between the Company and J.P. Morgan Trust Company, National Association, as Trustee.

MATURITY:

March 28, 2007.

INTEREST RATE:

Three-Month LIBOR (determined as set forth in the Prospectus Supplement) minus 10.25 basis points (0.1025%).

Accrued and unpaid interest shall be payable quarterly in arrears and shall be calculated on the basis of the actual number of days during the relevant interest period and a 360-day year.

In addition, the Company shall pay Additional Amounts to holders of the Notes as and to the extent set forth under the caption “Description of the Notes—Payment of Additional Amounts” in the Prospectus Supplement dated the date hereof relating to the Notes.

INTEREST PAYMENT DATES:

March 28, June 28, September 28 and December 28 of each year, commencing on December 28, 2005.

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INTEREST PAYMENT RECORD DATES:

The fifteenth day next preceding the applicable Interest Payment Date.

INTEREST DETERMINATION DATES:

Quarterly, on the second London business day prior to each Interest Payment Date, except that the Initial Interest Determination Date shall be September 26, 2005.

REDEMPTION PROVISIONS:

No mandatory redemption provisions.

The Company may, at its option, redeem the Notes in whole, but not in part, as set forth under the caption “Description of the Notes—Redemption upon Tax Event” in the Prospectus Supplement dated September 21, 2005 relating to the Notes.

SINKING FUND PROVISIONS:

None.

OTHER PROVISIONS:

As set forth in the Prospectus Supplement dated September 21, 2005 (the “Prospectus Supplement”) to the Prospectus dated July 19, 2005 (the “Prospectus”).

TIME OF DELIVERY:

9:30 a.m. (New York City time) on September 28, 2005.

CLOSING LOCATION:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Schedule II - Page 2

NAMES AND ADDRESSES OF REPRESENTATIVES:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

ADDRESSES FOR NOTICES:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

Attention: Fixed Income Capital Markets

OTHER MATTERS:

(A)	The Underwriter hereby represents and agrees that, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time: (i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; (iii) to investors who acquire notes for a minimum total consideration per investor of €50,000, for each separate offer; or (iv) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of the foregoing provision, the term an “offer of Notes to the public” means, in relation to any Notes in any Relevant Member State, the communication in any form and by any means of sufficient information of the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for Notes, as the same may be varied in that Relevant Member State by any measure implementing the

Schedule II - Page 3

Prospectus Directive in that Relevant Member State and the term “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

(B)	The Underwriter hereby represents and agrees that: (i) (1) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (2) it has not offered or sold and will not offer or sell the Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (“FSMA”) by the Company; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

(C)	The Underwriter hereby represents and agrees that it has not offered, sold or delivered and will not offer, sell or deliver any of the Notes directly or indirectly or distribute the Prospectus Supplement and the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as set forth in this Pricing Agreement and the Underwriting Agreement.

(D)	The Underwriter hereby represents and agrees that the offer in The Netherlands of the Notes is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

(E)	The Underwriter hereby confirms, and the Company hereby acknowledges, that the sole information furnished in writing to the Company by, or on behalf of, the Underwriter specifically for inclusion in the Prospectus Supplement is as follows:

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(1) the name of the Underwriter on the front and back cover pages of the Prospectus Supplement;

(2) the second paragraph of text following the table of contents on page S-2 of the Prospectus Supplement concerning stabilization, overallotment and related activities by the Underwriter;

(3) the first sentence of the third paragraph of text under the caption “Underwriting” in the Prospectus Supplement concerning certain terms of the offering by the Underwriter; and

(4) the fourth paragraph of text under the caption “Underwriting” in the Prospectus Supplement concerning stabilization, overallotment and related activities by the Underwriter.

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